Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.0017 per share, of MRV Communications, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 12th day of July, 2017.

GOLDEN ACQUISITION CORPORATION

/s/ Clark Avery
Name:	Clark Avery
Title:	Vice President and Secretary

ADVA NA HOLDINGS, INC.

/s/ Ulrich Dopfer
Name:	Ulrich Dopfer
Title:	Chief Financial Officer

ADVA OPTICAL NETWORKING SE

/s/ Ulrich Dopfer
Name:	Ulrich Dopfer
Title:	Chief Financial Officer